Exhibit 3.129

CERTIFICATE OF FORMATION

OF

WALL STREET CONCEPTS LLC

This Certificate of Formation of Wall Street Concepts LLC is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware (6 Del. C. § 18-101, et seq.).

FIRST: The name of the limited liability company is:

Wall Street Concepts LLC

SECOND: The address of the registered office of the limited liability company in the State of Delaware is:

c/o The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

THIRD: The name and address of the registered agent of the limited liability company for service of process on the limited liability company in the State of Delaware is:

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

FOURTH: This Certificate of Formation shall become effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 30th day of November, 2007.

By:	/s/ Michael J. Ruane
Michael J. Ruane, Authorized Person